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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in Amendment No. 4 to the Registration Statement on Form S-4 (No. 333-107298) of Patterson-UTI Energy, Inc. (the "Company") and to the incorporation by reference therein of our report dated February 16, 2001, included in the Company's Annual Report (Form 10-K/A) for the year ended December 31, 2002, with respect to the consolidated financial statements and financial statement schedule of UTI Energy Corp. as of December 31, 2000 and for the year then ended (not presented separately therein), filed with the Securities and Exchange Commission.



                                              ERNST & YOUNG LLP

                                              /s/ Ernst & Young LLP



Houston, Texas


January 5, 2004